As filed with the U.S. Securities and Exchange Commission on November 16, 2020.

Registration Statement No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIGITAL ALLY, INC.

(Exact name of registrant as specified in its charter)

Nevada	3663	20-006426913
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Digital Ally, Inc. 2020 Stock Option and Restricted Stock Plan

(Full title of the plan)

Digital Ally, Inc.

15612 College Blvd.

Lenexa, KS 66219

(913) 814-7774

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stanton E. Ross

Chief Executive Officer

Digital Ally, Inc.

15612 College Blvd.

Lenexa, KS 66219

(913) 814-7774

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David E. Danovitch, Esq. Scott M. Miller, Esq. Michael DeDonato, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 (212) 660-3060	Christian J. Hoffmann, III 15612 College Blvd. Lenexa, KS 66219 (913) 814-7774

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule12b-2 of Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount to be	Offering	Aggregate	Amount of
Title of	Registered	Price Per	Offering Price	Registration
Securities to be Registered	(1)(2)	Share (2)(3)	(2)(3)	Fee (3)

Common Stock, par value $0.001 per share	1,500,000	$2.54	$3,810,000.00	$415.67

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of common stock to be issued as a result of stock splits, stock dividends, or similar transactions.

(2)	Represents 1,500,000 shares of common stock reserved for issuance pursuant to the Digital Ally, Inc. 2020 Stock Option and Restricted Stock Plan (the “2020 Plan”).

(3)	Estimated in accordance with Rule 457(c) and Rule 457(h) solely for purposes of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq on November 13, 2020, which date is within five business days prior to filing this Registration Statement.

EXPLANATORY NOTE

The purpose of this registration statement on Form S-8 (the “Registration Statement”) is to register a total of 1,500,000 shares of common stock, $0.001 par value per share (“Common Stock”), of Digital Ally, Inc., a Nevada corporation (the “Registrant,” “we,” “our” or “us”), issuable under our 2020 Stock Option and Restricted Stock Plan (the “2020 Plan”).

Our board of directors adopted the 2020 Plan on June 30, 2020, subject to the approval of our stockholders. Our stockholders approved the 2020 Plan and the reservation of 1,500,000 shares of Common Stock thereunder for issuance thereunder at our annual meeting of stockholders held on September 9, 2020.

This Registration Statement includes a reoffer prospectus, prepared pursuant to General Instruction C to Form S-8, in accordance with the requirements of Part I of Form S-3, to be used by certain of our directors, officers and other employees (which we refer to as the “Selling Stockholders”), as described under the section entitled “Selling Stockholders” therein, in connection with reoffers and resales on a continuous or delayed basis of the 183,341 shares of restricted Common Stock previously granted under the 2020 Plan prior to the filing of this Registration Statement. Some of the Selling Stockholders may be considered affiliates of the Registrant, as defined in Rule 405 under the Securities Act, and may be selling shares of Common Stock that constitute “restricted securities” or “control securities” within the meaning of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required by Part I of this Registration Statement will be sent or given to the participants in the 2020 Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

REOFFER PROSPECTUS

408,341 Shares of Common Stock

Digital Ally, Inc.

This reoffer prospectus relates to 408,341 shares of our common stock, par value $0.001 per share (the “Common Stock”), as well as any additional shares of Common Stock issued as a result of stock splits, stock dividends, or similar transactions, with respect to such shares of Common Stock, that may be reoffered or resold, from time to time, by certain selling stockholders described in this reoffer prospectus, all of whom are offering or selling “restricted securities” and/or are deemed to be our “affiliates,” as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), and that have been acquired or that may be acquired under the Digital Ally, Inc. 2020 Stock Option and Restricted Stock Plan (the “2020 Plan”).

The selling stockholders have been and may be granted shares of restricted Common Stock, which they hold of their own account, as well as stock options and stock appreciation rights, to the extent that such stock appreciation rights are settled in shares of Common Stock, which are convertible, upon vesting and settlement by the Company, into shares of Common Stock pursuant to the 2020 Plan. The Company will issue shares of our Common Stock under the registration statement of which this reoffer prospectus forms a part to the selling stockholders in settlement of stock options or stock appreciation rights, to the extent that such stock appreciation rights are settled in shares of Common Stock, held by the selling stockholders on a one-for-one basis pursuant to the 2020 Plan and the term of each selling stockholder’s award agreement.

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock in the principal market on which our Common Stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may sell any, all or none of the shares of Common Stock included in this reoffer prospectus, and we do not know when or in what amount the selling stockholders may sell such shares hereunder following the effective date of this registration statement. See “Plan of Distribution” which begins on page 23.

We will not receive any of the proceeds from the sale or other disposition of the shares of Common Stock by the selling stockholders. We will pay the expenses of registering such shares. The selling stockholders will pay all brokerage expenses, fees, discounts and selling commissions, if any, in connection with the sale of their shares of Common Stock registered hereunder. The selling stockholders and any brokers executing selling orders on their behalf may be deemed to be “underwriters” within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act.

The shares of Common Stock issued pursuant to the 2020 Plan in settlement of awards granted to the selling stockholders are deemed “control securities” or “restricted securities” under the Securities Act before their sale under this reoffer prospectus. This reoffer prospectus has been prepared for the purposes of registering such shares under the Securities Act to allow for future sales by such selling stockholders on a continuous or delayed basis to the public without restriction.

Our Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “DGLY.” On November 13, 2020, the last reported sale price for our Common Stock on Nasdaq was $2.52.

We may amend or supplement this reoffer prospectus from time to time by filing amendments or supplements as required. You should read this entire reoffer prospectus, the information incorporated by reference herein and any amendments or supplements carefully before you make your investment decision.

Investing in our Common Stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties in the section titled “Risk Factors” beginning on page 8 of this reoffer prospectus and the risks and uncertainties discussed in the documents incorporated by reference in this reoffer prospectus before making a decision to invest in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this reoffer prospectus. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is November 16, 2020.

ABOUT THIS REOFFER PROSPECTUS

You should rely only on the information contained in this reoffer prospectus or incorporated by reference in this reoffer prospectus and in any applicable prospectus supplement or amendment thereto. Neither we nor the selling stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this reoffer prospectus, any applicable prospectus supplement or amendment thereto and the documents incorporated by reference herein or therein are accurate only as of the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since that date. You should also read this reoffer prospectus together with the additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” This reoffer prospectus may be supplemented or amended from time to time to add, update or change information in this reoffer prospectus. Any statement contained in this reoffer prospectus will be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained in such prospectus supplement or amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this reoffer prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this reoffer prospectus.

The selling stockholders are offering the shares of Common Stock only in jurisdictions where such issuances are permitted. The distribution of this reoffer prospectus and the issuance of such shares of Common Stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this reoffer prospectus must inform themselves about, and observe any restrictions relating to, the issuance of such shares of Common Stock and the distribution of this reoffer prospectus outside the United States. This reoffer prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the shares of Common Stock offered by this reoffer prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

The registration statement containing this reoffer prospectus, including the exhibits to the registration statement, provides additional information about us and the shares of Common Stock offered under this reoffer prospectus. The registration statement, including the exhibits, can be read on the U.S. Securities and Exchange Commission’s (the “SEC”) website or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.”

Solely for convenience, our trademarks and tradenames referred to in this reoffer prospectus, including the information in the documents incorporated by reference herein, may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames.

Information contained in, and that can be accessed through our website, www.digitalallyinc.com, does not constitute part of this reoffer prospectus, including the information in the documents incorporated by reference herein.

This reoffer prospectus, including the information in the documents incorporated by reference herein, includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third-party sources referred to in this reoffer prospectus and such other documents incorporated by reference are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this reoffer prospectus and such other documents or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third-party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. Furthermore, references in this reoffer prospectus and such other documents to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this reoffer prospectus and such other documents.

1

PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere or incorporated by reference in this reoffer prospectus and does not contain all of the information you should consider before investing in our Common Stock. You should carefully read this reoffer prospectus, the information incorporated by reference herein and the registration statement of which this reoffer prospectus is a part in their entirety before investing in our Common Stock, including the information discussed under “Risk Factors” in this reoffer prospectus and the documents incorporated by reference and our financial statements and notes thereto that are incorporated by reference in this reoffer prospectus. As used in this reoffer prospectus, unless the context otherwise indicates, the terms “we,” “our,” “us,” or the “Company” refer to Digital Ally, Inc., and, where appropriate, its consolidated subsidiaries.

Company Overview

We produce digital video imaging, storage products and disinfectant and related safety products for use in law enforcement, security and commercial applications. Our products include, among others: in-car digital video/audio recorders contained in a rear-view mirror for use in law enforcement and commercial fleets; a system that provides our law enforcement customers with audio/video surveillance from multiple vantage points and hands-free automatic activation of body-worn cameras and in-car video systems; a miniature digital video system designed to be worn on an individual’s body; and cloud storage solutions. We have recently added two new lines of branded products: (1) the ThermoVu™ line, which is a line of self-contained temperature monitoring stations that provides alerts and controls facility access when an individual’s temperature exceeds a pre-set threshold and (2) the Shield™ disinfectant and cleanser line, which is for use against viruses and bacteria and which we began offering to our law enforcement and commercials customers beginning late in the second quarter of 2020. Both product lines are manufactured by third parties. In addition, we have active research and development programs to adapt our technologies to other applications. We can integrate electronic, radio, computer, mechanical, and multi-media technologies to create unique solutions to address needs in a variety of other industries and markets, including mass transit, school bus, taxicab and the military. We sell our products to law enforcement agencies, private security customers and organizations, and consumer and commercial fleet operators through direct sales domestically and third-party distributors internationally.

COVID-19 Pandemic

The consolidated financial statements incorporated by reference into this reoffer prospectus and any prospectus supplement which form a part of the registration statement, as well as the description of our business contained herein and therein, unless otherwise indicated, principally reflect the status of our business and the results of our operations as of September 30, 2020. Since that date, economies throughout the world have continued to be severely disrupted by the effects of the quarantines, business closures and the reluctance of individuals to leave their homes as a result of the outbreak of the coronavirus (“COVID-19”). Although we remain open as an “essential business,” our supply chain has been disrupted and our customers, in particular our commercial customers, have been significantly impacted which has, in turn, reduced our level of operations and activities. In addition, the capital markets have been disrupted and our efforts to raise necessary capital will likely be adversely impacted by the outbreak of the virus and we cannot forecast with any certainty when the disruptions caused by it will cease to impact our business and the results of our operations. In reading this reoffer prospectus and any prospectus supplement forming a part of this registration statement, including the related exhibits, the information incorporated by reference herewith and our discussion of our ability to continue as a going concern set forth in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, filed with the SEC on November 12, 2020, and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on April 6, 2020 (the “Form 10-K”), and amended in our Annual Report on Form 10-K/A, filed with the SEC on April 29, 2020, including the notes to the consolidated financial statements contained therein, in each case, consider the additional uncertainties caused by the outbreak of COVID-19.

2

Our Products

We supply technology-based products utilizing our portable digital video and audio recording capabilities for the law enforcement and security industries and for the commercial fleet and mass transit markets. We have the ability to integrate electronic, radio, computer, mechanical, and multi-media technologies to create positive solutions to our customers’ requests. Our products include: the DVM-800 and DVM-800 Lite, in-car digital video mirror systems for law enforcement; the FirstVU and the FirstVU HD, body-worn cameras, our patented and revolutionary VuLink product, which integrates our body-worn cameras with our in-car systems by providing hands-free automatic activation for both law enforcement and commercial markets; the DVM-250 and DVM-250 Plus, a commercial line of digital video mirrors that serve as “event recorders” for the commercial fleet and mass transit markets; and FleetVU and VuLink, our cloud-based evidence management systems. We introduced the EVO-HD product in the second quarter of 2019 and began full-scale deliveries in the third quarter of 2019. The EVO-HD is designed and built on a new and highly advanced technology platform that we expect to become the platform for a new family of in-car video solution products for the law enforcement and commercial markets. We believe that the launch of these new products will help to reinvigorate our in-car and body-worn systems revenues while diversifying and broadening the market for our product offerings. Recently, we launched a new line of branded disinfectant and related safety products, which will be marketed to our law enforcement and commercial customers. The following describes our product portfolio:

In-Car Digital Video Mirror System for Law Enforcement – EVO-HD, DVM-800 and DVM-800 Lite

In-car video systems for patrol cars are now a necessity and have generally become standard. Current systems are primarily digital based systems with cameras mounted on the windshield and the recording device generally in the trunk, headliner, dashboard, console or under the seat of the vehicle. Most manufacturers have already developed and transitioned completely to digital video, and some have offered full high definition (“HD”) level recordings which is currently state-of-art for the industry.

Our digital video rear-view mirror unit is a self-contained video recorder, microphone and digital storage system that is integrated into a rear-view mirror, with a monitor, global positioning system (“GPS”) and 900 megahertz (“MHz”) audio transceiver. Our system is more compact and unobtrusive than certain of our competitors because it requires no recording equipment to be located in other parts of the vehicle.

Our in-car digital video rear-view mirror has the following features:

●	wide angle zoom color camera;

●	standards-based video and audio compression and recording;

●	system is concealed in the rear-view mirror, replacing factory rear-view mirror;

●	monitor in rear-view mirror is invisible when not activated;

●	easily installs in any vehicle;

●	ability to integrate with body-worn cameras including auto-activation of either system;

●	archives audio/video data to the cloud, computers (wirelessly) and to compact flash memory, or file servers;

●	900 MHz audio transceiver with automatic activation;

●	marks exact location of incident with integrated GPS;

●	playback using Windows Media Player;

●	optional wireless download of stored video evidence;

●	proprietary software protects the chain of custody; and

●	records to rugged and durable solid-state memory.

3

We have completed development of a new in-car digital video platform under the name EVO-HD which it launched during the second quarter of 2019. The EVO-HD is a next generation system that offers a multiple HD in-car camera solution system with built-in patented VuLink auto-activation technology. The EVO-HD is built on an entirely new and highly advanced technology platform that enables many new and revolutionary features, including auto activation beyond the car and body camera. No other provider can offer built-in patented VuLink auto-activation technology.

The EVO-HD provides law enforcement officers with an easier to use, faster and more advanced system for capturing video evidence and uploading than similar products sold by the Company’s competitors. Additional features include:

●	a remote cloud trigger feature that allows dispatchers to remotely start recordings;

●	simultaneous audio/video play back;

●	cloud connectivity via cell modem, including the planned deployment of the new 5G network;

●	near real-time mapping and system health monitoring;

●	body-camera connectivity with built-in auto activation technology; and

●	128 gigabyte internal storage, up to 2 terabyte external solid-state drive storage.

The EVO-HD is designed and built on a new and highly advanced technology platform that will become the platform for a whole new family of in-car video solution products for the law enforcement. The innovative EVO-HD technology replaces the current in-car mirror-based systems with a miniaturized system that can be custom-mounted in the vehicle while offering numerous hardware configurations to meet the varied needs and requirements of its law enforcement customers. The EVO-HD can support up to four HD cameras, with two cameras having pre-event and evidence capture assurance (“ECA”) capabilities to allow agencies to review entire shifts. An internal cell modem will allow for connectivity to the VuVault.net cloud, powered by Amazon Web Services (“AWS”) and real time metadata when in the field.

In-Car Digital Video “Event Recorder” System – DVM-250 Plus for Commercial Fleets

Digital Ally provides commercial fleets and commercial fleet managers with the digital video tools that they need to increase driver safety and track assets in real-time and minimize the company’s liability risk, all while enabling fleet managers to operate the fleet at an optimal level. We market a product designed to address these commercial fleet markets with our DVM-250 Plus event recorders that provide all types of commercial fleets with features and capabilities which are fully-customizable, consistent with their specific application and inherent risks. The DVM-250 Plus is a rear-view mirror based digital audio and video recording system with many, but not all of, the features of our DVM-800 law enforcement mirror systems, which we sell at a lower price point. The DVM-250 Plus is designed to capture “events,” such as wrecks and erratic driving or other abnormal occurrences, for evidentiary or training purposes. The commercial fleet markets may find our units attractive from both a feature and a cost perspective compared to other providers. We believe that due to our marketing efforts, commercial fleets are adopting this technology, in particular the ambulance and taxi-cab markets.

Digital Ally offers a suite of data management web-based tools to assist fleet managers in the organization, archival, and management of videos and telematics information. Within the suite, there are powerful mapping and reporting tools that are intended to optimize efficiency, serve as excellent training tools for teams on safety and ultimately generate a significant return on investment for the organization.

The EVO-HD described above will also become the platform for a whole new family of in-car video solution products for the commercial markets. The innovative EVO-HD technology will replace the current in-car mirror-based systems with a miniaturized system that can be custom-mounted in the vehicle while offering numerous hardware configurations to meet the varied needs and requirements of its commercial customers. In its commercial market application, the EVO-HD can support up to four HD cameras, with two cameras having pre-event and ECA capabilities to allow customers to review entire shifts. An internal cell modem will allow for connectivity to the FleetVU Manager cloud-based system for commercial fleet tracking and monitoring, powered by AWS and real time metadata when in the field.

4

Miniature Body-Worn Digital Video System – FirstVU HD for Law Enforcement and Private Security

This system is also a derivative of our in-car video systems, but is much smaller and lighter and more rugged and water-resistant to handle a hostile outdoor environment. These systems can be used in many applications in addition to law enforcement and private security and are designed specifically to be clipped to an individual’s pocket or other outer clothing. The unit is self-contained and requires no external battery or storage devices. Current systems offered by competitors are digital based, but generally require a battery pack and/or storage device to be connected to the camera by wire or other means. We believe that our FirstVU HD product is more desirable for potential users than our competitors’ offerings because of its video quality, small size, shape and lightweight characteristics. Our FirstVU HD integrates with our in-car video systems through our patented VuLink system allowing for automatic activation of both systems.

Auto-activation and Interconnectivity Between In-Car Video Systems and FirstVU HD Body Worn Camera Products – VuLink for Law Enforcement Applications

Recognizing a critical limitation in law enforcement camera technology, we pioneered the development of our VuLink ecosystem that provides intuitive auto-activation functionality as well as coordination between multiple recording devices. The United States Patent and Trademark Office (the “USPTO”) has recognized these pioneering efforts by granting us multiple patents with claims covering numerous features, such as automatically activating an officer’s cameras when the light bar is activated or when a data-recording device such as a smart weapon is activated. Additionally, the awarded patent claims cover automatic coordination between multiple recording devices. Prior to this work, officers were forced to manually activate each device while responding to emergency scenarios, a requirement that both decreased the usefulness of the existing camera systems and diverted officers’ attention during critical moments. Our FirstVU HD integrates with our in-car video systems through our patented VuLink system allowing for automatic activation of both systems.

This feature is becoming a standard feature required by many law agencies. Unfortunately, certain of our competitors have chosen to infringe our patent and develop products that provide the same or similar features as our VuLink system. We filed lawsuits against two competitors – Axon Enterprises, Inc. (“Axon,” formerly known as Taser International, Inc.) and Enforcement Video, LLC d/b/a WatchGuard Video (“WatchGuard”) – which challenge Axon’s and WatchGuard’s infringing products. On May 13, 2019, WatchGuard and the Company resolved the dispute and executed a settlement agreement in the form of a Release and License Agreement. The litigation has been dismissed as a result of this settlement.

Axon – On June 17, 2019, the U.S. District Court for the District of Kansas (the “U.S. District Court”) granted Axon’s motion for summary judgment that Axon did not infringe on the Company’s patent and dismissed the case. Importantly, the U.S. District Court’s ruling did not find that the Company’s ‘452 Patent was invalid. It also did not address any other issue, such as whether the Company’s requested damages were appropriate, and it does not impact the Company’s ability to file additional lawsuits to hold other competitors accountable for patent infringement. This ruling solely related to an interpretation of the Company’s claims as they relate to Axon and was unrelated to the supplemental briefing the Company filed on its damages claim and the WatchGuard settlement. Those issues are separate and the U.S. District Court’s ruling on the motion for summary judgment had nothing to do with the Company’s damages request.

We filed an opening appeal brief on August 26, 2019 with the U.S. Court of Appeals for the Tenth Circuit (the “Court of Appeals”), appealing the U.S. District Court’s granting of Axon’s motion for summary judgment. Axon responded by filing a responsive brief on November 6, 2019 and we then filed a reply brief responding to Axon on November 27, 2019. The Court of Appeals scheduled oral arguments on our appeal of the U.S. District Court’s summary judgment ruling on April 6, 2020. This appeal was intended to address the Company’s position that the U.S. District Court incorrectly dismissed our claims against Axon. If the Court of Appeals overturns the ruling of the U.S. District Court, the case will be remanded to the U.S District Court before a new judge. On March 12, 2020, the panel of judges for the Court of Appeals issued an order cancelling the oral arguments previously set for April 6, 2020, having determined that the appeal will be decided solely based on the parties’ briefs. On April 22, 2020, a three-judge panel of the United States Court of Appeals denied our appeal and affirmed the District Court’s previous decision to grant Axon summary judgment. On May 22, 2020, we filed a petition for panel rehearing requesting that we be granted a rehearing of our appeal of the U.S. District Court’s summary judgment ruling. Furthermore, we requested that we be given an opportunity to make our case through oral argument in front of the three-judge panel of the Court of Appeals, which was also denied. The Company has abandoned its right to any further appeals.

5

WatchGuard – On May 27, 2016, the Company filed suit against WatchGuard alleging patent infringement based on WatchGuard’s VISTA Wifi and 4RE In-Car product lines. On May 13, 2019, the parties resolved the dispute and executed a settlement agreement in the form of a Release and License Agreement. The litigation has been dismissed as a result of this settlement. The Release and License Agreement contains the following key terms:

●	WatchGuard paid Digital Ally a one-time, lump settlement payment of $6,000,000.

●

Digital Ally has granted WatchGuard a perpetual covenant not to sue if WatchGuard’s products incorporate agreed-upon modified recording functionality. Digital Ally has also granted WatchGuard a license to the ‘292 Patent and the ‘452 Patent (and related patents, now existing and yet-to-issue) through December 31, 2023. The parties have agreed to negotiate in good faith to attempt to resolve any alleged infringement that occurs after the license period expires.

●	The parties have further agreed to release each other from all claims or liabilities pre-existing the settlement.

●	As part of the settlement, the parties agreed that WatchGuard is making no admission that it has infringed any of Digital Ally’s patents.

Upon receipt of the $6,000,000, the parties filed a joint motion to dismiss the lawsuit with the court, which was granted.

We believe that the outcome of the Axon lawsuit will largely define the competitive landscape for the body-worn and in-car video market for the foreseeable future. We expect that our VuLink product and its related patents will be recognized as the revolutionary and pioneering invention by the U.S. courts.

VuVault.net and FleetVU Manager

VuVault.net is a cost-effective, fully expandable, law enforcement cloud storage solution powered by AWS that provides redundant and security-enhanced storage of all uploaded videos that comply with the United States Federal Bureau of Investigation’s Criminal Justice Information Services Division requirements.

FleetVU Manager is our web-based software for commercial fleet tracking and monitoring that features and manages video captured by our video event data recorders of incidents requiring attention, such as accidents. This software solution features our cloud-based web portal that utilizes many of the features of our VuVault.net law-enforcement cloud-based storage solution.

Disinfectant Line and Related Safety Products

On June 2, 2020, the Company announced that it was launching its branded ThermoVu™ product line. ThermoVu is a non-contact temperature-measuring instrument that measures temperature through the wrist. ThermoVu has optional features such as facial recognition to improve facility security by restricting access based on temperature and/or facial recognition parameters. ThermoVu provides an instant pass/fail audible tone with its temperature display and controls access to facilities based on such results. The Company believes this product can be applied in schools, office buildings, subway stations, airports and other public venues.

On June 2, 2020, the Company also announced the launch of its branded Shield™ Disinfectant/Sanitizer and several related products to fulfill demand by current customers and others for a disinfectant and sanitizer that is less harsh than many of the traditional products now widely distributed. The Shield™ product line contains a cleaner with no harsh chemicals or fumes. Hypochlorous acid (“HOCL”), the active ingredient of the Company’s Shield products, falls under category IV of the United States Environmental Protection Agency’s (“EPA”) toxicity categories, the least toxic category. Cleaning crews are not required to wear personal protective equipment when applying and reapplying HOCL. The Shield™ Disinfectant/Sanitizer has been listed on the EPA’s List N: Disinfectants for Use Against SARS-CoV-2, the virus that causes COVID-19.

6

Other Products

During the last year, we focused our research and development efforts to meet the varying needs of our customers, enhance our existing products and commence development of new products and product categories. Our research and development efforts are intended to maintain and enhance our competitiveness in the market niche we have carved out, as well as positioning us to compete in diverse markets outside of law enforcement. In December 2019, the Company announced a partnership with Pivot International for design and manufacture of a new and innovative Breathalyzer Device utilizing the Company’s recently issued patent. With this new technology, when an officer is conducting a field sobriety test and the breathalyzer is activated, the digital video recording device will automatically start a recording, later embedding the meta-data captured onto the recorded video. The ‘732 Patent was granted by the U.S. Patent Office in August 2019 and is an expansion of Digital Ally’s patented VuLink automatic activation technology.

Corporate Information

We were incorporated in Nevada on December 13, 2000 as Vegas Petra, Inc. From that date until November 30, 2004, when we entered into a Plan of Merger with Digital Ally, Inc., a Nevada corporation, which was formerly known as Trophy Tech Corporation (the “Acquired Company”), we had not conducted any operations and were a closely-held company. In conjunction with the merger, we were renamed Digital Ally, Inc.

The Acquired Company, which was incorporated on May 16, 2003, engaged in the design, development, marketing and sale of bow hunting-related products. Its principal product was a digital video recording system for use in the bow hunting industry. It changed its business plan in 2004 to adapt its digital video recording system for use in the law enforcement and security markets. We began shipments of our in-car digital video rear view mirrors in March 2006.

On January 2, 2008, we commenced trading on Nasdaq under the symbol “DGLY.” We conduct our business from 15612 College Boulevard, Lenexa, Kansas 66219. Our website address is www.digitalallyinc.com. Information contained on our website does not form part of this prospectus and any prospectus supplement, which form a part of this registration statement, and is intended for informational purposes only.

7

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained or incorporated by reference into this reoffer prospectus, in any supplement or amendment hereto, or in the documents incorporated by reference herein or therein before deciding to invest in our Common Stock. If any of the following risks, or any risk described elsewhere in this reoffer prospectus, in any supplement or amendment hereto, or in the documents incorporated by reference herein or therein occurs, our business, business prospects, financial condition, results of operations or cash flows could be materially adversely affected. In any such case, the trading price of our Common Stock could decline, and you could lose all or part of your investment. The risks described below and in any supplement or amendment hereto and in the documents incorporated by reference herein or therein are not the only ones facing us. Additional risks not currently known to us or that we currently deem immaterial may also adversely affect us. This reoffer prospectus also contains forward-looking statements, estimates and projections that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements because of specific factors, including the risks described below, or in any supplement or amendment hereto, and in the documents incorporated by reference herein or therein.

You should carefully consider the following risk factors in evaluating our business and us. The factors listed below and in any supplement or amendment hereto represent certain important factors that we believe could cause our business results to differ. These factors are not intended to represent a complete list of the general or specific risks that may affect us. It should be recognized that other risks may be significant, presently or in the future, and the risks set forth below may affect us to a greater extent than indicated. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. You should also consider the other information included in our most recent Form 10-K and subsequent quarterly reports filed with the SEC, which are incorporated herein by reference, as well as in any applicable supplement or amendment and contained or to be contained in our filings with the SEC and incorporated by reference in this reoffer prospectus, together with all of the other information contained in this reoffer prospectus, or any applicable supplement or amendment. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” If any of the risks or uncertainties described in our SEC filings or any supplement or amendment hereto or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected.

Risks Related to our Business

We have incurred losses in recent years.

We have had net losses for several years and had an accumulated deficit of $87,388,619 at December 31, 2019, which includes our net losses of $10,005,713 for the year ended December 31, 2019, as compared to $15,544,551 for the year ended December 31, 2018. As of September 30, 2020, we had an accumulated deficit of $89,693,181, which includes net losses of $2,304,562 and for the nine months ended September 30, 2020. We have included disclosure of our liquidity plan and the substantial doubt about our ability to continue as a going concern in our Quarterly Report on Form 10-Q for the three months ended September 30, 2020. Furthermore, the report of our independent registered public accounting firm in our Form 10-K included an explanatory paragraph regarding the substantial doubt about our ability to continue as a going concern. We have implemented several initiatives intended to improve our revenues and reduce our operating costs with a goal of restoring profitability. If we are unsuccessful in this regard, it will have a material adverse impact on our business, prospects, operating results and financial condition.

We do not have any revolving credit facilities and it may be difficult for us to enter into one.

We have no revolving credit facility to fund our operating needs should it become necessary. It will be difficult to obtain an institutional line of credit facility given our recent operating losses and the current banking environment, which may adversely affect our ability to finance our business, grow or be profitable. Further, even if we could obtain a new credit facility, in all likelihood it would not be on terms favorable to us.

8

If we are unable to manage our current business activities, our prospects may be limited and our future profitability may be adversely affected.

We experienced a decline in our operating results from 2009 to 2019 and for the nine months ended September 30, 2020. Our revenues have been unpredictable, which poses significant burdens on us to be proactive in managing production, personnel levels and related costs. We will need to improve our revenues, operations, financial and other systems to manage our business effectively, and any failure to do so may lead to inefficiencies and redundancies which reduce our prospects to return to profitability.

We face risks related to health epidemics and other outbreaks, which could significantly disrupt our operations and could have a material adverse impact on us, and the recent coronavirus outbreak could materially and adversely affect our business.

An outbreak of a new respiratory illness caused by COVID-19 has resulted in millions of infections and hundreds of thousands of deaths worldwide, as of the date of filing of this registration statement, and continues to spread across the globe, including throughout the law enforcement and commercial fleets channels in the United States, the major market in which we operate. The outbreak of COVID-19 or by other epidemics could materially and adversely affect our business, financial condition and results of operations. If COVID-19 worsens in the United States and Asia, or in any other regions in which we have material operations or sales, our business activities originating from affected areas, including sales, manufacturing and supply chain related activities, could be adversely affected. Although we have been deemed by the State of Kansas to be an “essential business”, our supply chain has been and continues to be disrupted and our customers, in particular our commercial customers, have been and continue to be significantly impacted, which has in turn reduced our operations and activities. Disruptive activities from COVID-19 could still include the temporary closure of our manufacturing facilities and those used in our supply chain processes, restrictions on the export or shipment of our products, significant cutback of ocean container delivery from Asia, business closures in impacted areas, and restrictions on our employees’ and consultants’ ability to travel and to meet with customers. The extent to which COVID-19 impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the virus and the actions to contain it or treat its impact, among others. COVID-19 could also result in social, economic and labor instability in the countries in which we or our customers and suppliers operate.

If workers at one or more of our offices or the offices of our suppliers or manufacturers become ill or are quarantined and in either or both events are therefore unable to work, our operations could be subject to disruption. Further, if our manufacturers become unable to obtain necessary raw materials or components, we may incur higher supply costs or our manufacturers may be required to reduce production levels, either of which may negatively affect our financial condition or results of operations. In addition, the capital markets have been disrupted and our efforts to raise necessary capital will likely be adversely impacted by the outbreak of COVID-19. As a result, we cannot forecast with any certainty when the disruptions caused by such outbreak will cease to impact our business and the results of our operations. In reviewing our consolidated financial statements for the year ended December 31, 2019 and the quarterly period ended September 30, 2020, as well as the notes to such financial statements, including our discussion of our ability to continue as a going concern set forth therein, which financial statements and notes are incorporated by reference to this reoffer prospectus and any supplement or amendment hereto, consider the additional uncertainties caused by the outbreak of COVID-19. The extent to which COVID-19 affects our results will depend on future developments that are highly uncertain and cannot be predicted, including actions to contain COVID-19 or address and treat its effects, among others.

We may not be entitled to forgiveness of our recently received the PPP Loan, and our application for the PPP Loan could in the future be determined to have been impermissible or could result in damage to our reputation.

In April 2020, we received proceeds of approximately $1.4 million from a loan under the CARES Act, a portion of which may be forgiven, which we intend to use to retain employees, maintain payroll and make lease and utility payments. A portion of the PPP Loan may be forgiven by the Small Business Administration (“SBA”) upon our application beginning 60 days but not later than 120 days after loan approval and upon documentation of expenditures in accordance with the SBA requirements. Under the CARES Act, loan forgiveness is available for the sum of documented payroll costs, covered rent payments, covered mortgage interest and covered utilities during the eight-week period beginning on the date of loan approval. Not more than 25% of the forgiven amount may be for non-payroll costs. We will be required to repay any portion of the outstanding principal that is not forgiven, along with accrued interest, and we cannot provide any assurance that we will be eligible for loan forgiveness or that any amount of the PPP Loan will ultimately be forgiven by the SBA.

9

In order to apply for the PPP Loan, we were required to certify, among other things, that the current economic uncertainty made the PPP Loan request necessary to support our ongoing operations. We made this certification in good faith after analyzing, among other things, our financial situation and access to alternative forms of capital, and believe that we satisfied all eligibility criteria for the PPP Loan, and that our receipt of the PPP Loan was consistent with the broad objectives of the CARES Act. At the time that we had made such certification, we could not predict with any certainty whether we would be able to obtain the necessary financing to support our operations. Our situation has subsequently improved, as a result of, among other things, our closing of two registered direct offerings in June 2020, and as a result of the funds that we received from the PPP Loan. The certification described above that we were required to provide in connection with our application for the PPP Loan did not contain any objective criteria and was subject to interpretation. However, on April 23, 2020, the SBA issued guidance stating that it is unlikely that a public company with substantial market value and access to capital markets will be able to make the required certification in good faith. The lack of clarity regarding loan eligibility under the CARES Act has resulted in significant media coverage and controversy with respect to public companies applying for and receiving loans. If, despite our good-faith belief that we satisfied all eligible requirements for the PPP Loan, we are later determined to have violated any of the laws or governmental regulations that apply to us in connection with the PPP Loan, such as the False Claims Act, or it is otherwise determined that we were ineligible to receive the PPP Loan, we may be subject to penalties, including significant civil, criminal and administrative penalties, and could be required to repay the PPP Loan in its entirety. In addition, our receipt of the PPP Loan may result in adverse publicity and damage to our reputation, and a review or audit by the SBA or other government entity or claims under the False Claims Act could consume significant financial and management resources. We are in the process of filing our application for 100% forgiveness of the PPP loan and the bank and/or SBA will have 60 days to either grant or deny such application for forgiveness.

There are risks related to dealing with domestic governmental entities as customers.

One of the principal target markets for our products is the law enforcement community. In this market, the sale of products will be subject to budget constraints of governmental agencies purchasing these products, which could result in a significant reduction in our anticipated revenues. Such governmental agencies have experienced budgetary pressures because of the recent recession and its impact on local sales, property and income taxes that provide funding for purchasing our products. These agencies also may experience political pressure that dictates the way they spend money. Thus, even if an agency wants to acquire our products, it may be unable to purchase them due to budgetary or political constraints, even if such agencies have the necessary funds, we may experience delays and relatively long sales cycles due to their internal decision-making policies and procedures.

There are risks related to dealing with foreign governmental entities as customers.

We target the law enforcement community in foreign countries for the sale of many of our products. While foreign countries vary, generally the sale of our products will be subject to political and budgetary constraints of foreign governments and agencies purchasing these products, which could result in a significant reduction in our anticipated revenues. Some foreign governments are experiencing budgetary pressures because of various reasons specific to them and their impact on taxes and tariffs that in many cases provide funding for purchasing our products. Law enforcement agencies within these countries also may experience political pressure that dictates the way they spend money. Thus, even if a foreign country or its law enforcement agencies want to acquire our products, it may be unable to purchase them due to budgetary or political constraints. We cannot assure investors that such governmental agencies will have the necessary funds to purchase our products even though they may want to do so. Further, even if such agencies have the necessary funds, we may experience delays and relatively long sales cycles due to their internal decision-making policies and procedures.

International law enforcement and other agencies that may consider using our products must analyze a wide range of issues before committing to purchase products like ours, including training costs, product reliability and budgetary constraints. The length of our sales cycle may range from a few months to a year or more. We may incur substantial selling costs and expend significant effort in connection with the evaluation of our products by potential customers before they place an order. Initial orders by foreign governments and agencies typically are for a small number of units that are used to evaluate the products. If these potential customers do not purchase our products, we will have expended significant resources and receive no revenue in return. In addition, we may be selected as the vendor of choice by these foreign customers but never receive the funding necessary to purchase our product due to political or economic reasons.

10

We are marketing our DVM-250, DVM-250 Plus event recorder and FirstVU HD products to commercial customers, which is a relatively new sales channel for us and we may experience problems in gaining acceptance.

The principal target commercial market for our event recorder products is commercial fleet operators, such as taxi cabs, limousine services, transit buses, ambulance services and a variety of delivery services. In addition, we are marketing our FirstVU HD to commercial customers. These are relatively new sales channels for us and we may experience difficulty gaining acceptance of our other products by the targeted customers. Our sales of such products will be subject to budget constraints of both the large and small prospective customers, which could result in a significant reduction in our anticipated revenues. Certain of such companies have experienced budgetary and financial pressures for various reasons specific to them or the industry in which they operate, which may negatively impact their ability to purchase our products. Thus, even if prospective customers want to acquire our products, they may be unable to do so because of such factors. Further, even if such companies have the necessary funds, we may experience delays and relatively long sales cycles due to their internal decision-making policies and procedures.

We are operating in developing markets and there is uncertainty as to market acceptance of our technology and products.

The markets for our new branded Shield™ Disinfectant/Sanitizer and ThermoVU™ temperature monitoring solution and our legacy products and technology are developing and rapidly evolving. They are characterized by an increasing number of market entrants who have developed or are developing a wide variety of products and technologies, a number of which offer certain of the features that our products offer. Because of these factors, demand and market acceptance for new products are subject to a high level of uncertainty. There can be no assurance that our technology and products will become widely accepted. It is also difficult to predict with any assurance the future growth rate, if any, and size of the market. If a substantial market fails to develop, develops more slowly than expected or becomes saturated with competitors or if our products do not achieve or continue to achieve market acceptance, our business, operating results and financial condition will be materially and adversely affected.

Our technology may also be marketed and licensed to device manufacturers for inclusion in the products and equipment they market and sell as an embedded solution. As with other new products and technologies designed to enhance or replace existing products or technologies or change product designs, these potential partners may be reluctant to integrate our digital video recording technology into their systems unless the technology and products are proven to be both reliable and available at a competitive price. Even assuming product acceptance, our potential partners may be required to redesign their systems to effectively use our digital video recording technology. The time and costs necessary for such redesign could delay or prevent market acceptance of our technology and products. A lack of, or delay in, market acceptance of our new sanitizer and temperature monitoring solution products as well as our digital video recording technology and products would adversely affect our operations. There can be no assurance that we will be able to market such technology and products successfully or that any such technology or products will be accepted in the marketplace.

We expend significant resources in anticipation of a sale due to our lengthy sales cycle and may receive no revenue in return.

Generally, law enforcement and other agencies and commercial fleet and mass transit operators that may consider using our products must analyze a wide range of issues before committing to purchase products like ours, including training costs, product reliability and budgetary constraints. The length of our sales cycle may range from several months to a year or more. We may incur substantial selling costs and expend significant effort in connection with the evaluation of our products by potential customers before they place an order. Initial orders by agencies typically are for a small number of units that are used to evaluate the products. If these potential customers do not purchase our products, we will have expended significant resources and have received no revenue in return.

11

The digital video recording market is characterized by new products and rapid technological change.

The market for our digital video recording technology and products are characterized by rapidly changing technology and frequent new product introductions. Our future success will depend in part on our ability to enhance our existing technologies and products and to introduce new products and technologies to meet changing customer requirements. We are currently devoting, and intend to continue to devote, significant resources toward the development of new digital video recording technology and products both as stand-alone products and embedded solutions in third party products and systems. There can be no assurance that we will successfully complete the development of these technologies and related products in a timely fashion or that our current or future products will satisfy the needs of the digital video recording market. There can also be no assurance that digital video recording products and technologies developed by others will not adversely affect our competitive position or render our products or technologies non-competitive or obsolete.

The markets for our new branded Shield™ disinfectant/sanitizer and ThermoVU™ temperature monitoring solution are characterized by new products and rapid technological change.

The markets for our new branded Shield™ disinfectant/sanitizer and ThermoVU™ temperature monitoring solution products are characterized by rapidly changing technology and frequent new product introductions given the Covid-19 pandemic. Our future success will depend in part on our ability to enhance our existing products and to introduce new products and technologies to meet changing customer requirements. We are currently devoting, and intend to continue to devote, significant resources toward the development of new applications for our disinfectant/sanitizer and temperature monitoring solutions and products both as stand-alone products and embedded solutions in third party products and systems. Our current development activities include, among others, electrostatic sprayer systems to more efficiently disburse our Shield™ disinfectant/sanitizer. There can be no assurance that we will successfully complete the development of these technologies and related products in a timely fashion or that our current or future products will satisfy the needs of the market. There can also be no assurance that the disinfectant/sanitizer and temperature monitoring products and technologies developed by others will not adversely affect our competitive position or render our products or technologies non-competitive or obsolete.

We depend on sales from our in-car video products and body-worn cameras and if these products become obsolete or not widely accepted, our growth prospects will be diminished.

We derived our revenues in 2018, 2019 and to date in 2020 predominantly from sales of our in-car video systems, including the DVM-800, our largest selling product, and the FirstVU HD body-worn camera, our second largest selling product. We expect to continue to depend on sales of these products during 2020 and 2021, although we do expect our newly launched EVO-HD in-car system to gain traction in 2020. A decrease in the prices of, or the demand for our in-car video products, or the failure to achieve broad market acceptance of our new product offerings, would significantly harm our growth prospects, operating results and financial condition.

We substantially depend on our research and development activities to design new products and upgrades to existing products and if these products are not widely accepted, or we encounter difficulties and delays in launching these new products, our growth prospects will be diminished.

We have a number of active research and development projects underway that are intended to launch new products or upgrades to existing products. We may incur substantial costs and/or delays in completion of these activities that may not result in viable products or may not be received well by our potential customers. We incurred $1,250,528 and $1,562,086 in research and development expenses during the nine months ended September 30, 2020 and 2019, respectively, which represent a substantial expense in relation to our total revenues and net losses. If we are unsuccessful in bringing these products from the engineering prototype phase to commercial production, we could incur additional expenses (in addition to those already spent) without receiving revenues from the new products. Also, these new products may fail to achieve broad market acceptance and may not generate revenue to cover expenses incurred to design, develop, produce and market the new product offerings. Substantial delays in the launch of one or more products could negatively impact our revenues and increase our costs, which could significantly harm our growth prospects, operating results and financial condition.

If we are unable to compete in our markets, you may lose all or part of your investment in our Common Stock.

The disinfectant/sanitizer, temperature monitoring, commercial event recorder and law enforcement security surveillance markets are extremely competitive. Competitive factors in these industries include ease of use, effectiveness, safety, quality, portability, versatility, reliability, accuracy and cost. There are companies with direct competitive technology and products in the sanitizer, temperature monitoring, law enforcement and surveillance markets for all our products and those we have in development. Many of these competitors have significant advantages over us, including greater financial, technical, marketing and manufacturing resources, more extensive distribution channels, larger customer bases and faster response times to adapt new or emerging technologies and changes in customer requirements. In the law enforcement market our primary competitors include L-3 Mobile-Vision, Inc., Coban Technologies, Inc., WatchGuard, Kustom Signals, Panasonic System Communications Company, International Police Technologies, Inc. and a number of other competitors who sell or may in the future sell in-car video systems to law enforcement agencies. Our primary competitors in the body-worn camera market include Axon, Reveal Media and WatchGuard. We face similar and intense competitive factors for our event recorders in the mass transit markets as we do in the law enforcement and security surveillance markets. We will also compete with any company making surveillance devices for commercial use. Many of our competitors have greater financial, technical marketing, and manufacturing resources than we do. Our primary competitors in the commercial fleet sector include Lytx, Inc. (previously DriveCam, Inc.) and SmartDrive Systems. Many of our competitors have greater financial, technical marketing, and manufacturing resources than we do in the disinfectant/sanitizer and temperature monitoring device markets. Our primary competitors in the disinfectant/sanitizer and temperature monitoring sector include Clorox and Johnson & Johnson.

There can be no assurance that we will be able to compete successfully in these markets. Further, there can be no assurance that new and existing companies will not enter the law enforcement and security surveillance markets in the future.

12

Although we believe that our products will be distinguishable from those of our competitors based on their effectiveness, safety, technological features and functionality at an attractive value proposition, there can be no assurance that we will be able to penetrate any of our anticipated competitors’ portions of such markets. Many of our anticipated competitors may have existing relationships with equipment or device manufacturers that may impede our ability to market our technology to those potential customers and build market share. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on our business, operating results and financial condition. If we are not successful in competing against our current and future competitors, you could lose your entire investment in our Common Stock. See “Business – Competition” in our Form 10-K for additional information.

Defects in our products could impair our ability to sell our products or could result in litigation and other significant costs.

Any significant defects in our products may result in, among other things, delay in time-to-market, loss of market acceptance and sales of our products, diversion of development resources, and injury to our reputation, or increased warranty costs. Because our products are technologically complex, they may contain defects that cannot be detected prior to shipment. These defects could harm our reputation and impair our ability to sell our products. The costs we may incur in correcting any product defects may be substantial and could decrease our profit margins. In 2018 and 2017, we had certain product quality issues with the DVM-800 and FirstVU HD, which adversely affected our revenues and operating results however, these issues have been successfully mitigated at this time.

In addition, errors, defects or other performance problems could result in financial or other damages to our customers, which could result in litigation. Product liability litigation, even if we prevail, would be time consuming and costly to defend. Our product liability insurance may not be adequate to cover claims. Our product liability insurance coverage per occurrence is $1,000,000, with a $2,000,000 aggregate for our general business liability coverage and an additional $1,000,000 per occurrence. Our excess or umbrella liability coverage per occurrence and in aggregate is $5,000,000.

Product defects can be caused by design errors, programming bugs, or defects in component parts or raw materials. This is common to every product manufactured which is based on modern electronic and computer technology. Because of the extreme complexity of digital in-car video systems, one of the key concerns is operating software robustness. Some of the software modules are provided to us by outside vendors under license agreements, while other portions are developed by our own software engineers. As with any software-dependent product, “bugs” can occur, even with rigorous testing before release of the product. The software included in our digital video rear view mirror products is designed to be “field upgradeable” so that changes or fixes can be made by the end user by downloading new software through the internet. We intend to incorporate this technology into any future products as well, providing a quick resolution to potential software issues that may arise over time.

As with all electronic devices, hardware issues can arise from many sources. The component electronic parts that we utilize come from many sources around the world. We attempt to mitigate the possibility of shipping defective products by fully testing sub-assemblies and thoroughly testing assembled units before they are shipped out to our customers. Because of the nature and complexity of some of the electronic components used, such as microprocessor chips, memory systems, and zoom video camera modules, it is not technically or financially realistic to attempt to test every single aspect of every single component and their potential interactions. By using components from reputable and reliable sources, and by using professional engineering, assembly, and testing methods, we seek to limit the possibility of defects slipping through. In addition to internal testing, we now have thousands of units in the hands of law enforcement departments and in use every day. Over the past years of field use, we have addressed a number of subtle issues and made refinements requested by the end-user.

We are dependent on key personnel.

Our success will be largely dependent upon the efforts of our executive officers, Stanton E. Ross and Thomas J. Heckman. We do not have employment agreements with Messrs. Ross or Heckman, although we entered into retention agreements with such officers on December 23, 2008, which were amended in April 2018. The loss of the services of either of these individuals could have a material adverse effect on our business and prospects. There can be no assurance that we will be able to retain the services of such individuals in the future. We have not obtained key-man life insurance policies on these individuals. We are also dependent to a substantial degree on our technical, research and development staff. Our success will be dependent upon our ability to hire and retain additional qualified technical, research, management, marketing and financial personnel. We will compete with other companies with greater financial and other resources for such personnel. Although we have not had trouble in attracting qualified personnel to date, there can be no assurance that we will be able to retain our present personnel or acquire additional qualified personnel as and when needed.

13

We are dependent on manufacturers and suppliers.

We purchase, and intend to continue to purchase, substantially all the components for our products and some entire products, from a limited number of manufacturers and suppliers, most of whom are located outside the United States. Our internal process is principally to assemble the various components and subassemblies manufactured by our suppliers and test the assembled product prior to shipping to our customers. We do not intend to directly manufacture any of the equipment or parts to be used in our products. Our reliance upon outside manufacturers and suppliers, including foreign suppliers, is expected to continue, increase in scope and involves several risks, including limited control over the availability of components, and products themselves and related delivery schedules, pricing and product quality. We may be subject to political and social risks associated with specific regions of the world including those that may be subject to changes in tariffs that may have substantial effects on our product costs and supply chain reliability and availability. We may experience delays, additional expenses and lost sales if we are required to locate and qualify alternative manufacturers and suppliers.

A few of the semiconductor chip components for our products are produced by a very small number of specialized manufacturers. Currently, we purchase one essential semiconductor chip from a single manufacturer who currently sources such chipsets from the Philippines, China, Taiwan and South Korea, among other countries. While we believe that there are alternative sources of supply, if, for any reason, we are precluded from obtaining such a semiconductor chip from this manufacturer, we may experience long delays in product delivery due to the difficulty and complexity involved in producing the required component and we may also be required to pay higher costs for our components.

While we do the final assembly, testing, packaging, and shipment of certain of our products in-house, a number of our component parts are manufactured by subcontractors. These subcontractors include: raw circuit board manufacturers; circuit board assembly houses; injection plastic molders; metal parts fabricators; and other custom component providers. While we are dependent upon these subcontractors to the extent that they are producing custom subassemblies and components necessary for manufacturing our products, we still own the designs and intellectual property involved. This means that the failure of any one contractor to perform may cause delays in production. However, we can mitigate potential interruptions by maintaining “buffer stocks” of critical parts and subassemblies and by using multiple sources for critical components. We also can move our subcontracting to alternate providers. Being forced to use a different subcontractor could cause production interruptions ranging from negligible, such as a few weeks, to very costly, such as four to six months. Further, the failure of a foreign manufacturer to deliver products to us timely, in sufficient quantities and with the requisite quality would have a material adverse impact on our business, operations and financial condition.

The only components that would require a complete redesign of our digital video electronics package are the chips manufactured by Texas Instruments Incorporated (“Texas Instruments”). While there are competitive products available, each chip has unique characteristics that would require extensive tailoring of product designs to use it. The Texas Instruments chip is the heart of our video processing system. If Texas Instruments became unwilling or unable to provide us with these chips, we would be forced to redesign our digital video encoder and decoder systems. Such a complete redesign could take substantial time (over six months) to complete. We attempt to mitigate the potential for interruption by maintaining continuous stocks of these chips to support several months’ worth of production. In addition, we regularly check on the end-of-life status of these parts to make sure that we will know well in advance of any decisions by Texas Instruments to discontinue these parts. There are other semiconductors that are integral to our product design and which could cause delays if discontinued, but not to the same scale as the Texas Instruments chips.

Although we have not historically had significant supply chain issues with these manufacturers, suppliers, and subcontractors, there can be no assurance that we will be able to retain our present relationships and should we lose these manufacturers, suppliers, and subcontractors, our business would be adversely affected.

14

The requirements of being a U.S. public company may strain our resources and divert management’s attention.

As a U.S. public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of Nasdaq and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results.

As a result of disclosure of information in this refer prospectus, any supplement or amendment hereto and in the documents that we incorporate by reference herein and therein, as well as in filings required of a public company, our business and financial condition is more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert resources of our management and harm our business and operating results.

If we are not able to comply with the applicable continued listing requirements or standards of Nasdaq, our Common Stock could be delisted from Nasdaq.

Our Common Stock is currently listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards of Nasdaq.

In the event that our Common Stock is delisted from Nasdaq and is not eligible for quotation on another market or exchange, trading of our Common Stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Common Stock, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our Common Stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange.

In the event that our Common Stock is delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in shares of our Common Stock because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate a “penny stock” that restricts transactions involving stock which is deemed to be a penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or traded on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our shares of Common Stock have in the past constituted, and may again in the future constitute, a “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our Common Stock, which could severely limit the market liquidity of such shares of Common Stock and impede their sale in the secondary market.

A U.S. broker-dealer selling a penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to any “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

15

You should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

Our charter documents and Nevada law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our Common Stock.

Provisions of the anti-takeover law of the Nevada Revised Statutes (“NRS”) (NRS 78.378 et seq.) could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition arguably could benefit our stockholders. Various provisions of our amended and restated bylaws, as amended (“Bylaws”), may delay, defer or prevent a tender offer or takeover attempt of us that a stockholder might consider in his or her best interest. Our Bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of our outstanding shares of capital stock entitled to vote for the election of directors, and except as provided by Nevada law, our board of directors shall have the power to adopt, amend or repeal the Bylaws by a vote of not less than a majority of our directors. The interests of these stockholders and directors may not be consistent with your interests, and they may make changes to the Bylaws that are not in line with your concerns.

Subject to applicable rules of Nasdaq regarding the issuance of 20% or more of our Common Stock, our authorized but unissued shares of Common Stock are available for our board or directors to issue without stockholder approval. We may use such additional shares for a variety of corporate purposes, however, faced with an attempt to obtain control of us by means of a proxy context, tender offer, merger or other transaction our board of directors acting alone and without approval of our stockholders can issue large amounts of capital stock as part of a defense to a take-over challenge.

The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Common Stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your Common Stock in an acquisition.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our Common Stock adversely, our Common Stock price and trading volume could decline.

The trading market for our shares of Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our Common Stock adversely, or provide more favorable relative recommendations about our competitors, our share price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our Common Stock price or trading volume to decline.

16

Our ability to use our net operating loss carry-forwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-change net operating loss carry-forwards and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. We may experience ownership changes in the future as a result of subsequent shifts in our stock ownership, including as a result of the completion of this offering when it is taken together with other transactions we may consummate in the succeeding three-year period. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carry-forwards to offset U.S. federal taxable income may be subject to limitations, which potentially could result in increased future tax liability to us.

We are uncertain of our ability to protect technology through patents.

Our ability to compete effectively will depend on our success in protecting our proprietary technology, both in the United States and abroad. We have filed for at least 40 patents for protection in the United States and certain other countries to cover certain design aspects of our products.

We have been issued at least 25 patents to date by the USPTO. In addition, we have at least 17 patent applications that are still under review by the U.S. Patent Office and, therefore, we have not yet been issued all the patents that we applied for in the United States. No assurance can be given that any patents relating to our existing technology will be issued from the United States or any foreign patent offices, that we will receive any patents in the future based on our continued development of our technology, or that our patent protection within and/or outside of the United States will be sufficient to deter others, legally or otherwise, from developing or marketing competitive products utilizing our technologies.

If our patents were to be denied as filed, we would seek to obtain different patents for other parts of our technology. If our main patent, which relates to the placement of the in-car video system in a rear-view mirror, were to be challenged and denied, it could potentially allow our competitors to build very similar devices. Currently, this patent is not being challenged. However, we believe that very few of our competitors would be capable of this because of the level of technical sophistication and level of miniaturization required. Even if we obtain patents, there can be no assurance that they will be enforceable to prevent others from developing and marketing competitive products or methods. If we bring an infringement action relating to any future patents, it may require the diversion of substantial funds from our operations and may require management to expend efforts that might otherwise be devoted to our operations. Furthermore, there can be no assurance that we will be successful in enforcing our patent rights.

Further, if any patents are issued there can be no assurance that patent infringement claims in the United States or in other countries will not be asserted against us by a competitor or others, or if asserted, that we will be successful in defending against such claims. If one of our products is adjudged to infringe patents of others with the likely consequence of a damage award, we may be enjoined from using and selling such product or be required to obtain a royalty-bearing license, if available on acceptable terms. Alternatively, if a license is not offered, we might be required, if possible, to redesign those aspects of the product held to infringe to avoid infringement liability. Any redesign efforts we undertake might be expensive, could delay the introduction or the re-introduction of our products into certain markets, or may be so significant as to be impractical.

We are involved in litigation relating to our intellectual property.

We are subject to various legal proceedings arising from normal business operations. Although there can be no assurances, based on the information currently available, management believes that it is probable that the ultimate outcome of each of the actions will not have a material adverse effect on our consolidated financial statements. However, an adverse outcome in certain of the actions could have a material adverse effect on our financial results in the period in which it is recorded.

Axon Enterprises, Inc. (Formerly Taser International, Inc.). The Company owns U.S. Patent No. 9,253,452 (the “452 Patent”), which generally covers the automatic activation and coordination of multiple recording devices in response to a triggering event, such as a law enforcement officer activating the light bar on the vehicle.

17

The Company filed suit on January 15, 2016 with the U.S. District Court (Case No: 2:16-cv-02032) against Axon, alleging willful patent infringement against Axon’s body camera product line and signal auto-activation product. On June 17, 2019, the U.S. District Court granted Axon’s motion for summary judgment that Axon did not infringe on the Company’s patent and dismissed the case. The Company filed an appeal brief on August 26, 2019 with the Court of Appeals, appealing the U.S. District Court’s granting of Axon’s motion for summary judgment. On April 22, 2020, a three-judge panel of the United States Court of Appeals denied our appeal and affirmed the District Court’s previous decision to grant Axon summary judgment. On May 22, 2020, we filed a petition for panel rehearing requesting that we be granted a rehearing of our appeal of the U.S. District Court’s summary judgment ruling. Furthermore, we requested that we be given an opportunity to make our case through oral argument in front of the three-judge panel of the Court of Appeals, which was also denied. The Company has abandoned its right to any further appeals. See “Our Business — Our Products” in our Form 10-K for additional information.

Enforcement Video, LLC d/b/a WatchGuard Video. On May 27, 2016, the Company filed suit against WatchGuard, in the U.S. District Court for the District of Kansas (Case No. 2:16-cv-02349-JTM-JPO) alleging patent infringement based on WatchGuard’s VISTA Wifi and 4RE In-Car product lines. See “Our Business — Our Products” in our Form 10-K for additional information.

The Company is not involved as a plaintiff and defendant in any other litigation or administrative proceedings for which the Company believes the likely outcome of such cases and proceedings will be material to its business or its financial condition.

We are uncertain of our ability to protect our proprietary technology and information.

In addition to seeking patent protection, we rely on trade secrets, know-how and continuing technological advancement to seek to achieve and thereafter maintain a competitive advantage. Although we have entered into or intend to enter into confidentiality and invention agreements with our employees, consultants and advisors, no assurance can be given that such agreements will be honored or that we will be able to effectively protect our rights to our unpatented trade secrets and know-how. Moreover, no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

Foreign currency fluctuations may affect our competitiveness and sales in foreign markets.

The relative change in currency values creates fluctuations in our product pricing for potential international customers. These changes in foreign end-user costs may result in lost orders and reduce the competitiveness of our products in certain foreign markets. These changes may also negatively affect the financial condition of some existing or potential foreign customers and reduce or eliminate their future orders of our products. We also import selected components which are used in the manufacturing of some of our products. Although our purchase orders are in the United States dollar, weakness in the United States dollar could lead to price increases for the components.

Our revenues and operating results may fluctuate unexpectedly from quarter to quarter, which may cause our stock price to decline.

Our revenues and operating results have varied significantly in the past and may continue to fluctuate significantly in the future due to various factors that are both in and outside our control. Thus, we believe that period-to-period comparisons of our operating results may not be meaningful in the short-term, and our performance in a particular period may not be indicative of our performance in any future period.

We have been and may in the future be party to lawsuits both as a plaintiff and as a defendant in which we may ultimately not prevail, resulting in losses and which may cause our stock price to decline.

We have been and may in the future become involved as a plaintiff and defendant in routine litigation and administrative proceedings incidental to our business from time to time, including customer collections, vendor and employment-related matters. See “Our Business — Our Products” in our Form 10-K for additional information. There can be no assurance that we will prevail in any such litigation or proceedings or that we may not have to pay damages or other awards to the other party and that as a result our will not be material to our business or financial condition.

18

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This reoffer prospectus and the documents incorporated by reference into this prospectus and any accompanying prospectus supplement or amendment thereto, and the documents that we reference herein and therein and have filed as exhibits to the registration statement of which this prospectus forms a part, including the sections entitled “Risk Factors”, contain “forward-looking statements” within the meaning of Section 21(E) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act. These forward-looking statements include, without limitation: statements regarding proposed new products or services; statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; statements concerning our competitive environment, availability of resources and regulation; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and variations of such terms or similar expressions, are intended to identify such forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statements. The section in this prospectus entitled “Risk Factors” and the sections in our periodic reports, including the sections entitled “Business” in our recent Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our recent Annual Report on Form 10-K and subsequent quarterly reports filed with the SEC, as well as other sections in this reoffer prospectus and the documents or reports incorporated by reference into this reoffer prospectus, and any accompanying prospectus supplement or amendment thereto and the documents that we reference herein and therein and have filed as exhibits to the registration statement of which this reoffer prospectus forms a part, discuss some of the factors that could contribute to these differences.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. Investors should review our subsequent reports filed with the SEC described in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” of this reoffer prospectus and incorporated by reference into this reoffer prospectus and any accompanying prospectus supplement or amendment and the documents that we reference herein and therein and have filed as exhibits to the registration statement of which this reoffer prospectus forms a part, all of which are accessible on the SEC’s website at www.sec.gov.

19

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the selling stockholders. The selling stockholders will receive all of the proceeds from the sale of shares of Common Stock under this reoffer prospectus. We have agreed to pay all expenses relating to registering the Common Stock covered by this reoffer prospectus. The selling stockholders will pay any brokerage commissions and/or similar charges incurred in connection with the sale of the Common Stock covered hereby.

See “Plan of Distribution” elsewhere in this reoffer prospectus for more information.

20

SELLING STOCKHOLDERS

This reoffer prospectus relates to the reoffer and resale of shares of Common Stock that have been issued or that may be issued in the future to the selling stockholders listed below, or future selling stockholders, under the 2020 Plan, which shares comprise “restricted securities” or “control securities” within the meaning of Form S-8.

The following table sets forth, as of November 16, 2020, the number of shares of Common Stock beneficially owned by each current selling stockholder. Except as indicated below in the footnotes to the following table for the shares of Common Stock underlying stock options granted to the selling stockholders under the 2020 Plan, the shares of Common Stock that may be reoffered and resold by this reoffer prospectus were fully vested on the date of such grant. Such shares, whether vested or unvested, are deemed to be outstanding and to be beneficially owned by the selling stockholder holding such shares for purposes of the following table, including for the purpose of computing the percentage ownership of such selling stockholder, and are treated as outstanding for the purpose of computing the percentage ownership of each of the other selling stockholders. Each of the selling stockholders listed in the table below has voting and investment control power over their shares, except to the extent authority is shared by any of their spouses under applicable law.

The number of shares of Common Stock in the following table in the column entitled “Number of Shares Beneficially Owned Prior to the Offering” represents the total number of shares of Common Stock that a selling stockholder currently owns or has the right to acquire within sixty (60) days of November 16, 2020. The percentages appearing in the following table in the column entitled “Percentage of Common Stock Beneficially Owned After the Offering” are based upon 26,772,691 shares of Common Stock outstanding as of November 16, 2020, which include shares of restricted Common Stock previously granted under the 2020 Plan. The number of shares of Common Stock the following table in the column entitled “Shares Which May be Offered” represents all of the shares of Common Stock that each selling stockholder may offer under this reoffer prospectus. The table and footnotes assume that the selling stockholders will sell all of the shares of Common Stock listed in the column entitled “Shares Which May be Offered.” However, because the selling stockholders may sell all or some of their shares of Common Stock under this reoffer prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares of Common Stock that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of any sales. We do not know how long the selling stockholders will hold such shares before selling them. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. No selling stockholder has had a material relationship with us within the past three years other than as set forth in the column entitled “Position” in the table below.

Information concerning the selling stockholders may change from time to time and changed information will be presented in a supplement to this reoffer prospectus if and when necessary and required. If, subsequent to the date of this reoffer prospectus, we grant additional awards to the selling stockholders or to other affiliates under the 2020 Plan, we intend to supplement this reoffer prospectus to reflect such additional awards and the names of such affiliates and the amounts of securities to be reoffered by them.

Any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this reoffer prospectus. Information on the shares of Common Stock offered pursuant to this reoffer prospectus, as listed below, does not necessarily indicate that the selling stockholder presently intends to sell any or all of the shares of Common Stock so listed.

21

Name	Position		Number of Shares Beneficially Owned Prior to the Offering	Shares Which May be Offered (1)		Number of shares Beneficially Owned After Offering	Percentage of Common Stock Beneficially Owned After Offering (2)
Stanton E. Ross	Chairman of the Board, President and Chief Executive Officer		1,339,650	5,250		1,334,400	4.9%
Leroy C. Richie	Board Member		266,718	75,000	(3)	191,718	0.7%
Daniel F. Hutchins	Board Member		270,200	75,000	(3)	195,200	0.7%
Michael J. Caulfield	Board Member		227,855	75,000	(3)	152,855	0.6%
John Rumage	Employee		52,667	30,242		22,425	0.1%
Peng Han	Employee		40,758	32,258		8,500	0.0%
Doug Fletcher	Employee		41,446	32,258		9,188	0.0%
Steve Phillips	Employee		93,515	59,140		34,375	0.1%
Jim Farnham	Employee		32,068	24,193		7,875	0.0%

		TOTALS	2,364,877	408,341		1,956,536	7.1%

(1)	Does not constitute a commitment by the selling stockholders to sell any or all of the stated number of shares of Common Stock. The number of shares of Common Stock offered by the selling stockholders shall be determined from time to time by each selling stockholder at its sole discretion.

(2)	The number of shares of our Common Stock outstanding prior to and to be outstanding immediately after this offering, as set forth in the table above, is based on 26,772,691 shares outstanding as of November 16, 2020, and includes or excludes the following as of such date:

●	excludes 838,313 shares of our Common Stock issuable upon exercise of outstanding options with a weighted average exercise price of $3.20 per share as of November 16, 2020;

●	includes 734,750 shares of our Common Stock subject to forfeiture pursuant to outstanding non-vested restricted stock grants as of November 16, 2020;

●	excludes 1,062,846 shares of our Common Stock as of November 16, 2020 reserved for future issuance pursuant to our existing stock incentive plans;

●	excludes 3,388,364 shares of our Common Stock issuable upon exercise of warrants outstanding as of November 16, 2020 having a weighted average exercise price of $6.24 per share; and

●	excludes 63,518 shares of our Common Stock held as treasury stock as of November 16, 2020.

(3)	Consists of stock options issued to such individual that vest in equal installments quarterly through May 1, 2021, subject to such selling stockholder’s continuing as a member of our board of directors.

22

PLAN OF DISTRIBUTION

The purpose of this reoffer prospectus is to allow the selling stockholders to offer for sale and sell all or a portion of their shares of our Common Stock acquired under the 2020 Plan which are either “restricted securities” or “control securities.” We will not receive any of the proceeds of the sale of the shares of our Common Stock offered by this reoffer prospectus. The aggregate proceeds to each of the selling stockholders from the sale of any such shares of our Common Stock will be the purchase price of such shares of Common Stock less any discounts, commissions or other expenses incurred by such selling stockholder. Each selling stockholder reserves the right to accept or reject any proposed purchase of such shares to be made directly or through agents.

Each selling stockholder and any of its transferees, distributees, pledgees or donees or their successors may, from time to time, sell any or all of their shares of Common Stock covered hereby on Nasdaq or any stock exchange, market or trading facility on which such shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling such shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales entered into after the effective date of the registration statement of which this reoffer prospectus is a part;
●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such shares of Common Stock at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any of the foregoing methods of sale; or
●	any other method permitted pursuant to applicable law.

If the selling stockholder effects such transactions by selling shares of our Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of our Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

From time to time, one or more of the selling stockholders may distribute, devise, gift, pledge, hypothecate or grant a security interest in some or all of the shares of Common Stock owned by them. Any such distributees, devisees or donees will be deemed to be selling stockholders. Any such pledgees, secured parties or persons to whom the shares of Common Stock have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders.

The selling stockholder and any broker-dealer participating in the distribution of our Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time that a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed, reallowed or paid to broker-dealers.

The selling stockholder may choose not to sell any or may choose to sell less than all of our shares of Common Stock registered pursuant to the registration statement, of which this reoffer prospectus forms a part.

23

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our Common Stock.

We will pay the expenses of the registration of our Common Stock sold by the selling stockholders, including, without limitation, SEC filings fees, compliance with state securities or “blue sky” laws; provided, however, that the selling stockholder will pay all underwriting discounts and selling commissions, if any. As and when we are required to amend, supplement or otherwise update this reoffer prospectus, we may incur additional expenses.

Once sold under the registration statement of which this reoffer prospectus forms a part, our shares of Common Stock will be freely tradable in the hands of persons other than the initial recipients of grants under the 2020 Plan, including our affiliates. We have notified the selling stockholders of the need to deliver a copy of this reoffer prospectus in connection with any sale of such shares of our Common Stock.

In order to comply with certain state securities laws, if applicable, the shares of Common Stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, such shares may not be sold unless such shares of Common Stock have been registered or qualified for sale in such state or an exemption from regulation or qualification is available and is complied with. Sales of such shares of Common Stock must also be made by the selling stockholders in compliance with all other applicable state securities laws and regulations.

In addition to any shares of Common Stock sold hereunder, selling stockholders may, at the same time, sell any shares of Common Stock owned by them in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this reoffer prospectus.

Our Common Stock is listed on Nasdaq under the symbol “DGLY.”

24

LEGAL MATTERS

Sullivan & Worcester LLP, New York, New York, has passed upon the validity of the shares of our Common Stock offered hereby.

EXPERTS

The consolidated financial statements of Digital Ally, Inc. as of December 31, 2019 and for the year ended December 31, 2019 incorporated in this reoffer prospectus and any prospectus supplement, which form a part of the registration statement, by reference to the Digital Ally, Inc. Annual Report on Form 10-K for the year ended December 31, 2019, have been audited by RBSM LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this registration statement of which this reoffer prospectus and any prospectus supplement forming a part thereof in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Digital Ally, Inc. as of December 31, 2018 and for the year then ended incorporated in this reoffer prospectus and any prospectus supplement, which form a part of the registration statement by reference to the Digital Ally, Inc. Annual Report on Form 10-K for the year ended December 31, 2019, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon and incorporated herein by reference, and have been incorporated in this registration statement of which this reoffer prospectus and any prospectus supplement forming a part thereof in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is an important part of this reoffer prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this reoffer prospectus and prior to the termination of the offering (excluding, in either case, information furnished pursuant to Items 2.02 and 7.01 of Form 8-K):

This registration statement incorporates by reference the documents listed below that we have previously filed with the SEC.

●	our Annual Report on Form 10-K for the year ended December 31, 2019 and Form 10-K/A, amending our Annual Report on Form 10-K, filed with the SEC on April 6, 2020 and April 29, 2020, respectively;
●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 20, 2020;
●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 13, 2020
●	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the SEC on November 12, 2020
●	our Current Reports on Form 8-K filed with the SEC on January 9, 2020, January 14, 2020, March 3, 2020, March 9, 2020, April 8, 2020, April 20, 2020, April 21, 2020, April 24, 2020, June 4, 2020, June 9, 2020 (2), June 16, 2020; and September 9, 2020;
●	the description of our Common Stock contained in our Registration Statement on 8-A filed with the SEC on December 28, 2007, including all amendments and reports filed for the purpose of updating such description; and
●	Our Definitive Proxy Statement on Schedule 14A for our annual meeting of stockholders held on September 9, 2020, as filed with the SEC on July 24, 2020 (File No. 001-33899).

25

In addition, all documents filed by us with the SEC subsequent to the filing date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K), and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this reoffer prospectus forming a part of this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement and this reoffer prospectus forming a part thereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement of which this reoffer prospectus forms a part except as indicated herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-8 under the Securities Act with respect to the shares of Common Stock offered by the selling stockholders pursuant to this reoffer prospectus. This reoffer prospectus does not contain all of the information set forth in such registration statement and its exhibits, certain portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the Common Stock covered by this reoffer prospectus, we refer you to such registration statement and the exhibits thereto. Statements contained in or incorporated by reference in this reoffer prospectus regarding the contents of any contract or other document referred to in those documents are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to such registration statement or other document. Each of these statements is qualified in all respects by this reference.

You may read and copy the registration statement and its exhibits and schedules at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You also may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at www.sec.gov that contains reports and information statements and other information regarding registrants that file electronically with the SEC. Our corporate website is www.digitalallyinc.com. The information on our corporate website is not incorporated by reference in this reoffer prospectus, any prospectus supplement or amendment thereto and the documents incorporated by reference herein and therein, and you should not consider it a part of this reoffer prospectus, or any such supplement, amendment or documents.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file periodic reports and other information with the SEC. These periodic reports and other information, when filed, will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

26

Digital Ally, Inc.

408,341 Shares of Common Stock

REOFFER PROSPECTUS

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

This Registration Statement incorporates by reference the documents listed below that we have previously filed with the Commission.

●	our Annual Report on Form 10-K for the year ended December 31, 2019 and Form 10-K/A, amending our Annual Report on Form 10-K, filed with the Commission on April 6, 2020 and April 29, 2020, respectively;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on May 20, 2020;

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the Commission on August 13, 2020;
●	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the Commission on November 12, 2020;

●

our Current Reports on Form 8-K filed with the Commission on January 9, 2020, January 14, 2020, March 3, 2020, March 9, 2020, April 8, 2020, April 20, 2020, April 21, 2020, April 24, 2020, June 4, 2020, June 9, 2020 (2), June 16, 2020; and September 9, 2020;

●

the description of our Common Stock contained in our Registration Statement on 8-A filed with the Commission on December 28, 2007, including all amendments and reports filed for the purpose of updating such description; and

●	Our Definitive Proxy Statement on Schedule 14A for our annual meeting of stockholders held on September 9, 2020, as filed with the Commission on July 24, 2020 (File No. 001-33899).

In addition, all documents filed by us with the Commission subsequent to the filing date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, amended (the “Exchange Act”) (other than current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K), and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement except as indicated herein.

Item 4. Description of Securities.

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes permits the inclusion in our articles of incorporation of a provision limiting or eliminating the potential monetary liability of directors to a corporation or its stockholders by reason of their conduct as directors. The provision does not permit any limitation on, or the elimination of, liability of a director for disloyalty to his or her corporation or its stockholders, failing to act in good faith, engaging in intentional misconduct or a knowing violation of the law, obtaining an improper personal benefit or paying a dividend or approving a stock repurchase that was illegal under Nevada law. Accordingly, the provisions limiting or eliminating the potential monetary liability of directors permitted by Nevada law apply only to the “duty of care” of directors, i.e., to unintentional errors in their deliberations or judgments and not to any form of “bad faith” conduct.

The articles of incorporation of the Registrant contain a provision which eliminates the personal monetary liability of directors to the extent allowed under Nevada law. Accordingly, a stockholder is able to prosecute an action against a director for monetary damages only if he or she can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, as referred to in the amendment, and not “negligence” or “gross negligence” in satisfying his or her duty of care. Nevada law applies only to claims against a director arising out of his or her role as a director and not, if he or she is also an officer, his or her role as an officer or in any other capacity or to his or her responsibilities under any other law, such as the federal securities laws.

In addition, the Registrant’s articles of incorporation and bylaws provide that the Registrant will indemnify its directors, officers, employees and other agents to the fullest extent permitted by Nevada law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise. The Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

No pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant as to which indemnification is being sought exists, and the Registrant is not aware of any pending or threatened material litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Item 7. Exemption from Registration Claimed.

On September 9, 2020, the Company’s board of directors approved the grant of options to purchase 255,000 shares of Common Stock at an exercise price of $2.09 per share, of which (i) options to purchase 30,000 shares of Common Stock were fully vested at the time of grant and (ii) options to purchase 225,000 shares of Common Stock are subject to vesting ratably on a quarterly basis through May 1, 2021. In addition, on September 9, 2020, the Company’s board of directors approved the grant of 183,341 restricted shares of Common Stock, which were fully vested at the time of grant. These grants were made to members of the Company’s board of directors and its employees pursuant to the 2020 Plan and were made pursuant to an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended. Such grants were made without any form of general solicitation and with full access to any information requested by each recipient regarding the Company or such securities issued.

Item 8. Exhibits.

See the Exhibit Index which is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lenexa, State of Kansas, on November 16, 2020.

DIGITAL ALLY, INC.

By:	/s/ Stanton E. Ross
Stanton E. Ross
Chairman, President and Chief Executive Officer
(Principal Executive Officer)

Power of Attorney

NOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stanton E. Ross and Thomas J. Heckman and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature and Title	Date

/s/ Stanton E. Ross	November 16, 2020
Stanton E. Ross, Director and Chief Executive Officer

/s/ Leroy C. Richie	November 16, 2020
Leroy C. Richie, Director

/s/ Michael J. Caulfield	November 16, 2020
Michael J. Caulfield, Director

/s/ Daniel F. Hutchins	November 16, 2020
Daniel F. Hutchins, Director

/s/ Thomas J. Heckman	November 16, 2020
Thomas J. Heckman, Chief Financial Officer, Secretary, Treasurer and Principal Accounting Officer

Digital Ally, Inc.

EXHIBIT INDEX

TO

FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description	Incorporated Herein by Reference To	Filed Herewith

4.1	Amended and Restated Articles of Incorporation of Digital Ally, Inc. (included in the Plan of Merger among Vegas Petra, Inc., Digital Ally, Inc. and its stockholders, dated November 30, 2004).	Exhibit 2.1 to the Company’s Form SB-2, filed with the Commission on October 16, 2006.

4.2	Certificate of Change of Digital Ally, Inc., dated August 24, 2012.	Exhibit 3.1 to the Company’s Form 8-K, filed with the Commission on August 30, 2012.

4.3	Certificate of Amendment of Digital Ally, Inc., dated July 27, 2018.	Exhibit 3.1 to the Company’s Registration Statement on Form S-1/A, filed with the Commission on February 7, 2020.

4.4	Amended and Restated Bylaws of Digital Ally, Inc.	Exhibit 3.2 to the Company’s Form SB-2, filed with the Commission on October 16, 2006.

4.5	Amendment to Amended and Restated Bylaws of Digital Ally, Inc.	Exhibit 99.2 to the Company’s Form 8-K, filed with the Commission on December 10, 2007.

4.6	Form of Common Stock Certificate.	Exhibit 4.1 to the Company’s Form SB-2, filed with the Commission on October 16, 2006.

5.1	Opinion of Sullivan & Worcester LLP.		X

10.1	Digital Ally Inc. 2020 Stock Option and Restricted Stock Plan.		X

23.1	Consent of RBSM LLP.		X

23.2	Consent of RSM US LLP.		X

23.3	Consent of Sullivan & Worcester LLP.	Exhibit 5.1 filed herewith.

24.1	Powers of Attorney	Signature page.